Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Teva Pharmaceutical Industries Limited of our reports dated March 17, 2005, relating to the financial statements for the year ended December 31, 2004 and the related financial statement schedule, which are included in Teva Pharmaceutical Industries Limited’s Annual Report on Form 20-F for the year ended December 31, 2004. We also consent to the references to us under the headings “Experts” in this Registration Statement.

/s/ KESSELMAN & KESSELMAN

Tel-Aviv, Israel

December 20, 2005